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                                                                     EXHIBIT 5.1

                            [PERKINS COIE LETTERHEAD]


                                January 16, 2002



Teekay Shipping Corporation
TK House
Bayside Executive Park
West Bay Street and Blake Road
P.O. Box AP-59213
Nassau, Commonwealth of the Bahamas


         RE:    TEEKAY SHIPPING CORPORATION
                REGISTRATION STATEMENT ON FORM F-4

Dear Sirs:

         We have acted as counsel to Teekay Shipping Corporation, a Republic of The Marshall Islands corporation (the "Company"), in connection with its offer to exchange $1,000 principal amount of 8.875% Senior Notes due July 15, 2011, of the Company (the "Exchange Notes"), for each $1,000 principal amount of the outstanding unregistered 8.875% Senior Notes due July 15, 2011 of the Company (the "Private Notes"), which Exchange Notes are the subject of the Registration Statement on Form F-4 (the "Registration Statement"), filed by the Company today with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Exchange Notes will be issued pursuant to the First Supplemental Indenture dated December 6, 2001, to the Indenture dated June 22, 2001 (collectively, the "Indenture"), between the Company and The Bank of New York Trust Company of Florida, N.A. (formerly U.S. Trust Company of Texas, N.A.), as Trustee (the "Trustee"). You have asked us to render our opinion as to the matters hereinafter set forth. Capitalized terms used but not defined herein shall have the same meaning as in the Registration Statement.

         In the course of our representation as described above, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the


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documents described in Schedule A hereto. The documents listed in Schedule A are herein collectively referred to as the "Documents." Our opinions are based solely upon a review of the Documents and, with your consent, we have reviewed no other documents, corporate records, certificates or other statements as a basis for the opinions expressed herein.

         As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without further investigation, relied upon information in certificates provided to us by the Company's directors and officers.

         In rendering the opinions expressed herein, we have further relied upon the following assumptions, the accuracy of which we have not independently verified:

(a) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(b)      The Company is validly existing under applicable law.

(c) The Company has the power, authority and legal right to execute and deliver, and to perform its obligations under, the Indenture and the Exchange Notes.

(d) The Company has duly authorized, executed and delivered the Indenture and any other certificates, instruments or documents (other than the Exchange Notes) required to be executed and delivered in connection therewith.

(e) The Exchange Notes have been duly authorized, executed and issued by the Company and duly authenticated by the Trustee.

(f) Each of the Company and the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture and any other certificates, instruments or documents (other than, with respect to the Company, the Exchange Notes) required to be executed and delivered by it in connection therewith enforceable against such party in accordance with their respective terms.


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OPINION

         Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

         1. Upon (a) the Registration Statement becoming effective under the Securities Act, (b) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, and (c) delivery of the Exchange Notes in exchange for the Private Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

         2. The summary set forth under the heading "Tax Considerations -- United States Federal Income Tax Consequences" in the final prospectus forming a part of the Registration Statement, to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects. This opinion is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. We undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws or regulations. Further, this opinion is based on the accuracy of the facts and the representations set forth in the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

EXCLUSIONS AND QUALIFICATIONS

         The opinions expressed above are subject to the following exclusions and qualifications:

         a. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

         b. We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by
(i) the


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effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

         c. We are qualified to practice law in the state of New York and do not express any opinions herein concerning any laws other than the laws in their current forms of the state of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the prospectus made part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or related Rules.

                                            Very truly yours,

                                            /s/ Perkins Coie LLP

                                            PERKINS COIE LLP

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                                   SCHEDULE A


(a)      The Registration Statement

(b)      The Indenture

(c)      The form of the Private Notes

(d)      The form of the Exchange Notes